Exhibit 21

American Airlines Group Inc.

Subsidiaries of the Registrant

As of December 31, 2016

Subsidiary companies of American Airlines Group Inc. are listed below. With respect to the companies named, all voting securities are owned directly or indirectly by the Registrant, except where otherwise indicated.

Name of Subsidiary	State or Sovereign Power of Incorporation
Subsidiaries included in the Registrant’s consolidated financial statements
AAG Private Placement-1 Parent LLC	Delaware
AAG Private Placement-1 LLC	Delaware
Airways Assurance Limited	Bermuda
American Airlines, Inc.	Delaware
Admirals Club, Inc.	Massachusetts
Aerosan Airport Services, S.A.*	Chile
Aerosan, S.A.*	Chile
American Airlines de Mexico, S.A.	Mexico
American Airlines Marketing Services LLC	Virginia
American Airlines Vacations LLC	Delaware
American Aviation Supply LLC	Delaware
AWHQ LLC*	Arizona
oMC Venture, LLC*	Delaware
Texas Aero Engine Services, L.L.C.*	Delaware
Americas Ground Services, Inc.	Delaware
Caribbean Dispatch Services, Ltd.	St. Lucia
Dominicana de Servicios Aeroportuarios (DSA) S.R.L.	Dominican Republic
International Ground Services, S.A. de C.V.	Mexico
Avion Assurance, Ltd.	Bermuda
AWHQ LLC (real estate holding company) (99%)	Arizona
Envoy Aviation Group Inc.	Delaware
Eagle Aviation Services, Inc.	Delaware
Envoy Air Inc. (operates under the trade name “American Eagle”)	Delaware
Executive Airlines, Inc.	Delaware
Executive Ground Services, Inc.	Delaware
Material Services Company, Inc.	Delaware
Piedmont Airlines, Inc. (operates under the trade name “American Eagle”)	Maryland
PMA Investment Subsidiary, Inc.	Delaware
PSA Airlines, Inc. (operates under the trade name “American Eagle”)	Pennsylvania

*	Entity with 50% or less ownership.